Exhibit 21
Expedia Group, Inc.’s subsidiaries
As of December 31, 2018

The following is a list of subsidiaries of Expedia Group, Inc., omitting subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2018.

U.S. Subsidiaries	Jurisdiction

Classic Vacations, LLC	United States - NV

Cruise, LLC	United States - WA

EAN.com, LP	United States - DE

Egencia LLC	United States - NV

EXP Global Holdings, Inc.	United States - DE

Expedia, Inc.	United States - WA

HomeAway Holdings, Inc.	United States - DE

HomeAway.com, Inc.	United States - DE

Hotels.com GP, LLC	United States - TX

Hotwire, Inc.	United States - DE

HRN 99 Holdings, LLC	United States - NY

Interactive Affiliate Network, LLC	United States - DE

Orbitz Travel Insurance Services, LLC	United States - DE

Orbitz Worldwide, Inc.	United States - DE

Orbitz Worldwide, LLC	United States - DE

Orbitz, Inc.	United States - DE

Orbitz, LLC	United States - DE

SilverRail Technologies, Inc*	United States - DE

Travelscape, LLC	United States - NV

Trip Network, Inc.	United States - DE

Foreign Subsidiaries	Jurisdiction

AAE Travel Pte. Ltd.	Singapore

Ebookers Limited	United Kingdom

Egencia France SAS	France

Egencia UK Ltd.	United Kingdom

EXP Holdings Luxembourg S.A.	Luxembourg

Expedia Asia Holdings Mauritius	Mauritius

Expedia do Brasil Agencia de Viagens e Turismo Ltda.	Brazil

Expedia Lodging Partner Services Sàrl	Switzerland

Expedia Southeast Asia Pte. Ltd.	Singapore

Expedia.com Limited	United Kingdom

HomeAway Netherlands Holding B.V.	Netherlands

HomeAway UK Ltd.	United Kingdom

Foreign Subsidiaries (continued)	Jurisdiction

HotelClub Pty Ltd	Australia

HomeAway Sarl	Switzerland

HomeAway Spain SL	Spain

Orbitz Worldwide (UK) Limited	United Kingdom

trivago N.V.*	Netherlands

WWTE Travel S.à r.l.	Luxembourg

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* Majority owned subsidiary